EXHIBIT 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors, Inc. Investor Relations (800) 400-6407 investor.relations@primeasset.com
Income Opportunity Realty Investors, Inc. Reports Third Quarter 2009 Results
DALLAS (November 13, 2009) Income Opportunity Realty Investors, Inc. (AMEX:IOT), a Dallas-based real estate investment company, today reported a net loss applicable to common shares of ($1.2) million or ($0.27) per diluted earnings per share for the nine months ended September 30, 2009, as compared to a net income of $26.2 million or $6.30 per diluted earnings per share which includes a $29.8 million gain on sale from discontinued operations before tax expense for the same period ended 2008.
Our net loss applicable to common shares for the three months ended September 30, 2009 was ($399,000) or ($.09) per diluted earnings per shares as compared to a net income of $6.4 million or $1.54 diluted earnings per share for the same period ended 2008.
Results of operations for the three months ended September 30, 2009 as compared to the same period ended 2008
Rental and other property revenues decreased $47,000 due to an $18,000 decrease within our storage property and in other miscellaneous income fees in 2008 of $29,000.
Property operating expenses increased by $43,000 as compared to the same period ended 2008. The increase is principally due to a third quarter refund of prior year’s real estate taxes in 2008.
Interest income decreased by $121,000 as compared to the same period ended 2008. The decrease is due to the receipt of cash on the receivables from Unified Housing Foundation, Inc. The notes are excess cash flow notes. Interest on the notes is recorded as cash is received. Less cash was received in the current period as compared to the prior period.
Mortgage loan and interest expense decreased by $68,000 as compared to prior year. The decrease is due to the continued pay down on the mortgage balance and thus effectively reducing the interest expense.
Gain on involuntary conversion in 2008 was due to insurance proceeds received from the claim filed for tornado damage incurred.
Discontinued operations relate to seven apartment complexes sold in 2008, an office building and a shopping center held for sale during the three months ended September 30, 2009.
Results of operations for the nine months ended September 30, 2009 as compared to the same period ended 2008
Rental and other property revenues decreased by $39,000 due to an increase of $15,000 within our storage property and a decrease of $54,000 in other miscellaneous fee income.
Property operating expenses decreased by $180,000 as compared to the same period ended 2008. The decrease is principally due to property tax refunds received in 2009 for taxes paid in 2008 and electricity was $10,000 higher in 2008 than 2009.
General and administration expenses decreased by $86,000. The decrease was due to accounting and professional fees less in 2009.
Interest income decreased by $904,000 as compared to the same period ended 2008. The decrease is due to the receipt of cash on the receivables from Unified Housing Foundation, Inc. The notes are excess cash flow notes. Interest on the notes is recorded as cash is received. Less cash was received to the current period as compared to the prior period.
Mortgage loan and interest expense decreased by $787,000 as compared to the prior year. The decrease is due to the continued pay down on the mortgage balance and thus effectively reducing the interest expense.
Net income fee to affiliates for 2008 was due to net income and sale of properties to 2008. No fee is booked in 2009 due to a net loss as of October 2009.
Gain on involuntary conversion in 2008 was due to insurance proceeds received from the claim filed for tornado damage incurred.
Discontinued operations relate to seven apartment complexes sold in 2008 and an office building and a shopping center held for sale during the nine months ended September 30, 2009.
Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including office buildings, and undeveloped land. For more information, go to IOT’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
BALANCE SHEETS
(unaudited)

	September 30, 2009	December 31, 2008
	(dollars in thousands, except share and
	par value amounts)
Assets
Real estate, at cost	$29,504	$31,765
Less accumulated depreciation	—	(250)

Total real estate	29,504	31,515

Real estate held for sale at cost, net of depreciation	5,375	5,427

Notes and interest receivable from related parties	38,971	41,432
Less allowance for doubtful accounts	(1,826)	(1,826)

Total notes and interest receivable	37,145	39,606
Cash and cash equivalents	108	52
Investments in unconsolidated subsidiaries and investees	74	74
Receivable and accrued interest from related parties	42,082	38,203
Other assets	3,363	676

Total assets	$117,651	$115,553

Liabilities and Shareholders’ Equity
Liabilities:

Notes and interest payable	$37,440	$37,618
Liabilities related to assets held for sale	4,646	4,701
Accounts payable and other liabilities	5,944	2,460

	48,030	44,779
Commitments and contingencies:
Shareholders’ equity:
Common Stock, $.01 par value, authorized 10,000,000 shares; issued 4,173,675 shares in 2009 and 2008	42	42

Treasury Stock at cost	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	7,663	8,816

Total shareholders’ equity	69,621	70,774

Total liabilities and equity	$117,651	$115,553

INCOME OPPORTUNITY REALTY INVESTORS, INC
STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(dollars in thousands, except share and per share amounts)
Revenues:

Rental and other property revenues	$68	$115	$208	$247

Expenses:
Property operating expenses	65	22	148	328
Depreciation and amortization	—	12	40	36
General and administrative	31	4	189	275
Advisory fee to affiliates	213	218	660	667

Total operating expenses	309	256	1,037	1,306

Operating loss	(241)	(141)	(829)	(1,059)

Other income (expense):
Interest income	364	485	1,115	2,019
Mortgage and loan interest	(507)	(575)	(1.608)	(2,395)
Gain on involuntary conversion	—	7,434	—	7.434
Earnings from unconsolidated subsidiaries and investees	—	(2)	—	(434)
Net income fee to affiliates	—	(1,055)	—	(873)

Total other income (expenses)	(143)	6,287	(493)	5,751

Income (loss) before gain on land sales, non-controlling interest, and taxes	(384)	6,146	(1,322)	4,692

Income (loss) from continuing operations before tax	(384)	6,146	(1,322)	4,692
Income tax benefit (expense)	(5)	86	66	7,538

Net income (loss) from continuing operations	(389)	6,232	(1,256)	12,230

Discontinued operations:
Income (loss) from discontinued operations	(15)	248	159	(8,251)
Gain on sale of real estate from discontinued operations	—	—	—	29,789
Income tax benefit (expense) from discontinued operations	5	(87)	(56)	(7,538)

Net income (loss)	(399)	6,393	(1,153)	26,230
Preferred dividend requirement	—	—	—	—

Net income (loss) applicable to common shares	$(399)	$6,393	$(1,153)	$26,230

Earnings per share — basic
Income (loss) from continuing operations	$(0.09)	$1.50	$(0.29)	$2.94
Discontinued operations	—	0.04	0.02	3.36

Net income (loss)applicable to common shares	$(0.09)	$1.54	$(0.27)	$6.30

Earnings per share — diluted
Income (loss) from continuing operations	$(0.09)	$1.50	$(0.29)	$2.94
Discontinued operations	—	0.04	0.02	3.36

Net income (loss) applicable to common shares	$(0.09)	$1.54	$(0.27)	$6.30

Weighted average common share used in computing earnings per share	4,168,214	4,162,574	4,168,214	4,162,640

Weighted average common share used in computing diluted earnings per share	4,168,214	4,162,574	4,168,214	4,162,640